EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES THIRD QUARTER 2010 RESULTS
COLDWATER, MICHIGAN, November 1, 2010 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF) (the “Company”), the parent company of Monarch Community Bank (the “Bank”), today announced a loss for the quarter ended September 30, 2010 of $2.6 million based on net loss available to common shareholders compared to a net loss available to common shareholders of $440,000 for the quarter ended September 30, 2009. Basic and diluted losses per share for the quarter ended September 30, 2010 were $(1.32) compared to $(.22) for the same period in 2009. Monarch Community Bancorp also reported a net loss for the first nine months of 2010 of $10.8 million compared to a net loss of $2.2 million for the same period a year ago. Basic and diluted losses per share for the nine months ended September 30, 2010 were $(5.48) compared to $(1.13) for the same period in 2009.
Rick DeVries, President and CEO of Monarch Bancorp, Inc. and Monarch Community Bank explained that the loss was due principally to the large level of problem loans, which required additional charge-offs. “While we don’t like the numbers,” stated DeVries, “we continue to work toward improving the loan portfolio and the core performance of the bank.” “This is a lot like removing an isolated tumor from an otherwise healthy patient,” he added, “You have to carefully shrink and extract the tumor, while protecting and improving the rest of the patient’s body. Our goal is to shrink this tumor while growing the healthy areas of the bank. We have a solid core deposit base, a strong mortgage origination department, and the ability to address the long-term wealth management issues facing our customers. Our goal is to increase these capacities while working to shrink the tumor that has negatively affected our profitability.”
The net interest margin for the third quarter of 2010 decreased 20 basis points to 2.96% compared to 3.16% for the same period in 2009. The decline in the margin is largely due to the decline in earning assets. The Bank has seen runoff in the mortgage portfolio as loan originations have moved into the secondary market, (see further discussion below). The increased level of nonperforming loans and the associated nonaccrual interest adjustment have also significantly impacted the margin. The yield on loans has decreased to 5.56% for the quarter compared to 6.23% for the same period in 2009.
The net interest margin decreased 14 basis points to 2.96% for the nine months ending September 30, 2010 compared to 3.10% for the same period in 2009. The decline in margin year over year is mainly due to the reasons mentioned previously. Cost of funds has decreased to 2.2% as the Company remains focused on deposit pricing strategies and growing core deposits to reduce its reliance on whole sale funding.
The provision for loan losses was $2.7 million in the third quarter of 2010 compared to $1.2 million for the third quarter of 2009. The higher provision was necessary due to the continued net charge off activity and non-performing assets. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $23.9 million at the end of the third quarter of 2010, an increase of $8.3 million from December 31, 2009. Net charge offs for the quarter ended September 30, 2010 were $2.8 million compared to $814,000 for the same period in

2009. Year to date 2010 net charge offs totaled $7.7 million compared to $2.1 million for the same period a year ago. Net charge offs year to date consisted of 36% one to four family residential mortgages, 17% construction, 42% commercial real estate, and the remaining 5% included consumer, commercial and industrial and home equity lines of credit.
Non-interest income decreased $212,000 or 19.4% from $1.1 million during the third quarter of 2009 to $880,000 for the third quarter of 2010. The decrease was largely due to the decline in mortgage banking income, which is attributable to the decrease in mortgage refinancing activity. A decrease in overdraft fee income also significantly impacted non-interest income. Overdraft fee income decreased from $349,000 for the third quarter in 2009 to $284,000 for the third quarter in 2010. The decrease comes as a result of customers managing their finances more closely in order to reduce overdraft fees because of the current challenging economic conditions and new rules regarding Regulation E, which went into effect August 15, 2010. Non-interest income for the first nine months of 2010 decreased $1.1 million or 28.6%, compared to the same period a year ago primarily due to the reduced level of mortgage refinancing.
Non-interest expense remained relatively unchanged for the third quarter of 2010, compared to the same period a year ago. Cost control remains a focus of the Company however the costs associated with non-performing assets and foreclosed properties such as professional fees, collection and maintenance costs, and impairment charges related to the disposition of other real estate continue to increase. Non-interest expense decreased $116,000 or 1.5%, during the nine months ended September 30, 2010 compared to the same period a year ago.
Total assets were $259.4 million at September 30, 2010 compared to $283.2 million at December 31, 2009. Total loans decreased $23.5 million (10.6% ), to $197.4 million at September 30, 2010 from $220.9 million at December 31, 2009. Deposits decreased $11.5 million, or 5.4%, to $201.9 million during the third quarter from $213.4 million at of the end of 2009.
Stockholder’s equity decreased to $12.5 million at September 30, 2010 compared to $23.2 at December 31, 2009. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio decreased to 4.36%, a decrease of .54% from June 30, 2010. The Bank’s total risk based ratio was 7.14% a decrease of .90% from June 30, 2010. In May of 2010 the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank had not met these goals and was not considered adequately capitalized as of September 30, 2010.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

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